COMPANY HAVING A SHARE CAPITAL

Memorandum of association of VALIDUS HOLDINGS (UK) LTD

Each subscriber to this memorandum of association wishes to form a company under the Companies Act 2006 and agrees to become a member of the company and to take at least one share

Name of each subscriber	*Authentication by each subscriber*
VALIDUS REINSURANCE LTD	Director, for and on behalf of Validus Reinsurance Ltd

Dated 19/01/2012